As filed with the Securities and Exchange Commission on April 20, 1998.

                                         Registration Statement No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------


                         FORM S-3 REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                                 ---------------
                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
             (Exact Name of Registrant as specified in its charter)

         Delaware                                          93-0945003
(State or other jurisdiction                           (I.R.S. Employer's
 of incorporation or organization)                      Identification Number)
                                 ---------------

                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
                             655 East Medical Drive
                       Bountiful, UT 84010 (801) 298-3360
               (Address, including zip code and telephone number,
        including area code, of Registrant's principal executive office)
                                -----------------

                                Eric L. Robinson
                              BLACKBURN & STOLL, LC
                         77 West Second South, Suite 400
                     Salt Lake City, UT 84101 (801) 521-7900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

                                           CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------

                                                         Proposed                Proposed
 Title of Each Class of           Amount                 Maximum                 Maximum                Amount of
    Securities to be              to be               Offering Price            Aggregate             Registration
       Registered               Registered             Per Share(1)         Offering Price(1)              Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock(2)                 2,991,598                 $1.59(3)                $4,767,859              $1,406.52
Common Stock(4)                 4,439,787                 $1.59(3)                $7,155,598              $2,110.90
Total                                                                                                     $3,517.42
------------------------------------------------------------------------------------------------------------------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the
Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

=======================================================================================================================

(footnotes continued from previous page)

(1)  Estimated solely for the purpose of determining the registration fee.

(2) Outstanding shares of Common Stock offered for sale from time to time by Selling Security holders.

(3) Represents the average of the bid and asked prices of the Common Stock on the NASDAQ Small Cap Market on April 14, 1998. Fees were calculated under Rule 457(c) under the Securities Act of 1933.

(4) Issuable by the Registrant from time to time upon the exercise of outstanding warrants and stock options.

                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

                              CROSS-REFERENCE SHEET


            Item Number of Caption             Location or Heading in Prospectus

1.   Forepart of Registration Statement and    Outside     Front      Page    of
     Outside Front Cover of Prospectus.....    Registration     Statement    and
                                               Outside   Front   Cover  Page  of
                                               Prospectus

2.   Inside Front and Outside Back Cover       Inside  Front  and  Outside  Back
     Pages of Prospectus...................    Cover Page of Prospectus

3.   Summary Information, Risk Factors and     Prospectus    Summary   and  Risk
     Ratio of Earnings to Fixed Charges....    Factors

4.   Use of Proceeds.......................    Use of Proceeds

5.   Determination of Offering Price.......    Not Applicable

6.   Dilution..............................    Not Applicable

7.   Selling Security Holders..............    Principal       and       Selling
                                               Securityholders

8.   Plan of Distribution..................    Plan of Distribution

9.   Description of Securities to be
     Registered............................    Not Applicable

10.  Interest of Named Experts and Counsel.    Not Applicable

11.  Material Changes......................    Not Applicable

12.  Incorporation of Certain Information      Incorporation      of     Certain
     by Reference..........................    Documents by Reference

13.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities...........................    Not Applicable

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                  SUBJECT TO COMPLETION, DATED APRIL 20, 1998.

PRELIMINARY PROSPECTUS
                        7,431,385 Shares of Common Stock
                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

         This prospectus relates to (1) the offer and sale from time to time of up to 2,991,598 shares of common stock, $.02 par value ("Common Stock"), of Specialized Health Products International, Inc. (the "Company") by certain stockholders of the Company named herein (the "Selling Stockholders"); (2) the offer and sale from time to time by the warrantholders named herein (the
"Selling Warrantholders") of up to 4,379,787 shares of Common Stock (the "Warrant Stock") issuable to such warrantholders upon exercise of the Series D Warrants and certain other outstanding warrants of the Company (collectively, the "Warrants") during the term of the Warrants; and (3) the offer and sale from time to time by the stock option holders named herein (the "Selling Option Holders") of up to 60,000 shares of Common Stock (the "Option Stock") issuable to such stock option holders upon exercise of the stock options (collectively, the "Stock Options") during the term of the Stock Options. The Common Stock, Warrant Stock and Option Stock are referred to collectively as the "Securities." The Selling Stockholders, selling Warrantholders and selling Stock Options Holders named herein are referred to collectively as the "Selling Securityholders." See "Principal and Selling Securityholders."

         The Common Stock is quoted on the NASD Automated Quotation ("Nasdaq") Small-Cap Market under the trading symbol "SHPI." On April 13, 1998, the closing price of the Common Stock, as reported by Nasdaq was $1.75 per share.

         The Securities offered hereby involve a high degree of risk. See "Risk Factors" on page 5 of the Prospectus.
                                 ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ---------------

         The Common Stock offered hereby may be sold from time to time on Nasdaq through brokers, dealers, underwriters or agents, and also in privately-negotiated sales by the Selling Securityholders named herein, on terms to be determined at the times of such sales. See "Principal and Selling Securityholders." The Company is registering the Common Stock pursuant to the Company's obligations under certain registration rights agreements, but the registration of the Securities does not necessarily mean that any of the Securities will be offered or sold by the Selling Securityholders hereunder. To the extent required, the specific Securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any broker, dealer, underwriter or agent, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement to which this Prospectus is a part. See "Plan of Distribution."

         The Selling Securityholders and any dealers or agents that participate in the distribution of the Securities offered hereby may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act") and any profit on the sale of the Securities offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company will receive no proceeds from the sale of the Securities by the Selling Securityholders hereunder, but the Company has agreed to bear certain expenses of registration of such Securities under federal and state securities laws. The Company will receive up to $8,888,874 in proceeds when and if the Warrants and Stock Options are exercised.
                                 ---------------
                  The date of this Prospectus is April 20, 1998

                              AVAILABLE INFORMATION

         The Company, with principal executive offices at 655 East Medical Drive, Bountiful, Utah 84010, telephone number (801) 298-3360, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C., and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York, 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and the Commission's web site located at http://www.sec.gov.

         The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement under the Securities Act of 1933, as amended, with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the
Commission. For further information, reference is hereby made to the Registration Statement, including the schedules and exhibits filed as a part thereof, which may be obtained from the Commission upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the year ended December 31, 1997, which has been filed by the Company with the Commission, is incorporated herein by reference.

         All  documents  filed by the Company  with the  Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus, other than exhibits to any such documents not specifically described above. Requests for such documents should be directed to Specialized Health Products International, Inc., 655 East Medical Drive, Bountiful, Utah 84010, Attention: Investor Relations (Telephone Number (801) 298-3360).

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus. Unless the context otherwise requires, all references in this Prospectus to the "Company" shall mean Specialized Health Products International, Inc. and its subsidiaries on a consolidated basis and, where the context so requires, shall include its predecessors.

                                   THE COMPANY

         The Company is engaged principally in the development of cost-effective, disposable, proprietary health care products designed to reduce the incidence of accidental injury in the health care industry, and thus reduce the spread of disease. The Company has created a portfolio of proprietary health care products that are in various stages of production, pre-production, development and research. At present, the Company is focusing its resources and activities principally on marketing products currently available for sale, preparing products nearing completion for manufacturing and marketing, developing new products designed to reduce the risk of acquiring HIV/AIDS, hepatitis B and other blood-borne diseases through accidental needlesticks and the development of other medical products.

         The Company is a Delaware corporation with its principal executive offices at 655 East Medical Drive, Bountiful, UT 84010. Its telephone number is
(801) 298-3360.

                                  THE OFFERING

         The principal terms of the Securities offered hereunder are summarized below. The Selling Securityholders will receive all the proceeds from the sale of the Common Stock.


Common Stock:

Securities Offered ..............................7,431,385   shares  of   Common
                                                 Stock,    including   2,991,598
                                                 shares  of  outstanding  Common
                                                 Stock  which  may  be  sold  by
                                                 Selling Securityholders,  up to
                                                 4,379,787   shares   of  Common
                                                 Stock  which may be sold by the
                                                 holders of outstanding Warrants
                                                 following   exercise   of  such
                                                 Warrants,   and  up  to  60,000
                                                 shares  of Common  Stock  which
                                                 may be sold by the  holders  of
                                                 the  outstanding  Stock Options
                                                 following  the exercise of such
                                                 Stock Options.

Rights of Common Stock ..........................The  shares   of  Common  Stock
                                                 share  equally in all rights of
                                                 the  Common  Stock,  including,
                                                 without  limitation,   dividend
                                                 and voting rights.

Quotation .......................................The Common  Stock is  quoted on the Nasdaq Small-Cap Market.

Trading Symbol .................................."SHPI"

                         SUMMARY SELECTED FINANCIAL DATA

         The following data have been derived from the Company's consolidated financial statements. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the consolidated financial statements and related notes appearing in the Company's Form 10-K for the year ended December 31, 1997:

                                                                      Period Ended
                                   -----------------------------------------------------------------------------------
                                                                                                         Nov. 19, 1993
                                        Dec. 31,        Dec. 31,         Dec. 31,         Dec. 31,       (Inception) to
                                          1997            1996             1995             1994         Dec. 31, 1997
                                       ------------    ------------     ------------    -------------    -------------
Statement of Operations Data:

Net Product Sales.................  $     182,363   $     74,563     $    447,844     $     33,256     $    738,026
Development Fees..................        250,000           --               --               --            250,000
                                       ------------    ------------     ------------    -------------    -------------

         Total revenues...........        432,363         74,563          447,844           33,256          988,026

Cost of Product Sales.............        141,857         70,257          294,171           21,669          527,954
                                       ------------    ------------     ------------    -------------    -------------

         Gross profit ............        290,506          4,306          153,673           11,587          460,072
                                       ------------    ------------     ------------    -------------    -------------
Operating Expenses:

    Selling, general and
      administrative..............      3,311,222      2,901,434        2,133,021          620,022        8,969,149
     Research and development.....      1,191,857      1,264,186          804,639          290,950        3,551,632
     Write-off of operating
       assets.....................         92,557         72,363          255,072            --             419,992
                                       ------------    ------------     ------------    -------------    -------------

         Total operating expenses.      4,595,636      4,237,983        3,192,732          910,972       12,940,773
                                       ------------    ------------     ------------    -------------    -------------

         Operating loss...........     (4,305,130)    (4,233,677)      (3,039,059)        (899,385)     (12,480,701)

Net other income (expense)........         31,127        140,289          119,570           (7,563)         283,423
                                       ------------    ------------     ------------    -------------    -------------

         Net loss.................     (4,274,003)    (4,093,388)      (2,919,489)        (906,948)     (12,197,278)

Dividends on preference stock.....           --             --            (11,389)         (16,780)         (28,169)
                                       ------------    ------------     ------------    -------------   -------------

Net loss attributable to common
  stockholders....................    $(4,274,003)   $(4,093,388)    $ (2,930,878)    $   (923,728)    $(12,225,447)
                                      ============    ============     ============    =============   =============

Net loss per common share (basic
   and diluted) (1)...............    $      (.47)   $      (.48)    $       (.69)    $       (.75)
                                       ============    ============     ============    =============

Weighted average common shares
     outstanding (1)..............      9,170,541      8,589,952        4,269,131        1,224,074
                                       ============    ============     ============    =============

Balance Sheet Data (at year end):
Working capital (deficit).........    $   609,962    $    30,754     $  4,194,568     $   (287,723)
Total assets......................      3,285,413      1,848,839        5,950,728          656,865
Long-term debt, less current
  maturities......................           --             --               --            458,333
Total stockholders' equity
  (deficit).......................         540,248     1,513,217        5,369,805         (355,878)


(1) Net loss per common share is based on the weighted average number of common shares outstanding. Stock options and warrants, and preferred shares prior to conversion, are not included in the calculation because this inclusion would be anti-dilutive and reduce the net loss per common share.

                                  RISK FACTORS

         An investment in the Securities of the Company is speculative in nature, involves a high degree of risk and should only be made by an investor who can afford the loss of his entire investment. The following factors should be considered carefully by potential purchasers in evaluating an investment in the Common Stock of the Company offered hereby.

         History of Losses/Profitability Uncertain. The Company is in the development stage and has reported losses each year since its inception in 1993. At December 31, 1997, it had an accumulated deficit of $12,225,447. The Company's products are in various stages of production, pre-production, development and research. The Company has made only limited sales of its sharps container products and the ExtreSafe(R) Lancet Strips, the only products it was selling as of December 31, 1997. Sales of the Company's Safety Cradle(R) sharps container products commenced in March 1997 pursuant to the Becton Dickinson and Company Sharps Disposal Systems ("BDSDS") Distribution Agreement. Limited commercial sales of the ExtreSafe(R) Lancet Strip, which the Company produced manually until automated production equipment was put in place in November 1997, also commenced in March 1997. There is no assurance that the Company's products will be commercially viable and no assurance can be given that the Company will become profitable. In addition, prospects for the Company's profitability will be affected by expenses, operational challenges and other factors frequently encountered in the development of a business enterprise in a competitive environment, many of which factors may be unforeseen and beyond the Company's control.

         Need for Additional Funds. Due to the development stage status of the Company and the uncertainty of future profits, the Report of Independent Public Accountants relating to the Company's 1997 audited financial statements contains a "going concern" explanatory paragraph. The Company believes that its existing funds, license fees and funds generated from sales will be sufficient to support the Company's operations and planned capital expenditures at least through December 31, 1998. The Company's future need for capital will depend on a number of factors, including the rate at which demand for products expands, the level of sales and marketing activities for the Safety Cradle(R) sharps container and ExtreSafe(R) Lancet Strip products, and the level of expenditures needed to develop and commercialize the ExtreSafe(R) medical needle withdrawal technology, intravenous flow gauge, blood collection devices, and the Imaging Technology. Moreover, the Company's business plans may change or unforeseen events may occur which may affect the amount of additional funds required by the Company. If additional funds are not obtained if and when required, the lack thereof could have a material adverse effect on the Company. Further, there is no assurance that the terms on which any funds obtained by the Company will be favorable to stockholders of the Company at that time.

         Market Overhang. At commencement of this Offering, there will be (a) 12,271,440 shares of Common Stock outstanding (11,983,440 shares of which may be sold pursuant to a current registration statement or an exemption from registration), and (b) warrants and stock options exercisable for 10,259,537 shares of Common Stock (all of such shares of Common Stock underlying said warrants and stock options may be sold pursuant to a current registration statement). Thus, upon completion of this Offering, assuming that all of the warrants and stock options are exercised, there will be 22,530,977 shares of Common Stock outstanding, of which 22,242,977 shares will be registered or effectively free trading. The sale of a some of these securities could adversely affect the market price of the Common Stock, which may hinder any future efforts of the Company to raise capital. See "Principal and Selling Securityholders."

         Manufacturing Strategy/Dependence on Single Manufacturers. The Company intends to subcontract the manufacture of certain of its products. This strategy could result in various problems that could have a materially adverse effect on the Company. Further, the Company may not be able to arrange for the manufacture of its products through other companies which could delay sales and result in increased expenses if the Company establishes its own manufacturing capability. This could have a material adverse effect on the Company. The Company's Safety Cradle(R) sharps containers and ExtreSafe(R) Lancet Strip are its only products currently available for sale. The Safety Cradle(R) sharps containers are produced by a single manufacturer. The Company has made arrangements for the manufacture of the ExtreSafe(R) Lancet Strip to be performed by a single manufacturer. If one of the Company's manufacturers fails to perform its obligations in a timely and satisfactory manner, or if there is a change in the Company's manufacturers, it could have a material adverse effect on the Company. There can be no assurance that the Company would be successful in replacing its current manufacturers on terms favorable to the Company. Also, there can be no assurance that the Company will be successful in finding additional manufacturers to manufacture future products on favorable terms.

         Marketing Strategy/Dependence on Single Distributors. The Company generally intends to market and distribute its products through distribution and/or licensing arrangements with larger medical products companies having established sales forces and marketing capabilities. There is no assurance that the Company will be successful in establishing such relationships or that such relationships, if established, will achieve the Company's financial goals. In addition, such arrangements create certain risks for the Company, including (i) reliance for sales of products on other parties, and therefore reliance on the other parties' marketing ability, marketing plans and credit-worthiness; (ii) if the Company's products are marketed under other parties' labels, goodwill associated with use of the products may inure to the benefit of the other parties rather than the Company; (iii) the Company may have only limited protection from changes in manufacturing costs and raw materials costs; and (iv) if the Company is reliant on other parties for all or substantially all of its sales, the Company may be limited in its ability to negotiate with such other parties upon any renewals of their agreements. Further, because such arrangements are generally expected to provide the Company's marketing partners with certain elements of exclusivity with respect to the products to be marketed by those partners, the Company's success will be highly dependent on the results obtained by its partners.

         Negative Pricing Pressures on the Company's Safety Products. Prices for the Company's safety products may be higher than for competing conventional products which are not designed to provide the safety protection afforded by the Company's products. The Company's prices, however, are expected to be competitive with those of competing safety products. Continuing pressure from third-party payors to reduce costs in the health care industry as well as increasing competition from safety products made by other companies, could adversely affect the Company's selling prices. Reductions in selling prices could adversely affect operating margins if the Company cannot achieve corresponding reductions in manufacturing costs.

         Rapidly Changing Technology. The Company is in various stages of production, pre-production, development and research with respect to its Safety Cradle(R) sharps containers, ExtreSafe(R) Lancet Strip, ExtreSafe(R) medical needle technology, intravenous flow gauge, blood collection devices, filmless digitized imaging technology and other products. There is no assurance that development of superior products by competitors or changes in technology will not eliminate the need for the Company's products. The introduction of competing products using different technology could adversely affect the Company's attempts to develop and market its products.

         Potential Lack of Market Acceptance. The use of safety medical products, including the Company's products, is relatively new. The Company's products may not be accepted by the market and their acceptance will depend in large part on (i) the Company's ability (directly or through its marketing partners) to demonstrate the operational advantages, safety, efficiency, and cost-effectiveness of its products in comparison with competing products and
(ii) its ability to distribute its products through major medical products companies. There can be no assurance that the Company's products will achieve market acceptance or that major medical products companies will sell the Company's products.

         Dependence on Continued Research and Development. The ExtreSafe(R) medical needle withdrawal technology, intravenous flow gauge, phlebotomy device and Imaging Technology are still in various stages of development. The Company is also exploring additional applications for all of its products. The continued development of its products and development of additional applications and new products is important to the long-term success of the Company. There can be no assurance that such applications or products will be developed or, if developed, that they will be successful.

         Dependence on Patents and Proprietary Rights. The Company's future success depends in part on its ability to protect its intellectual property and maintain the proprietary nature of its technology through a combination of patents and other intellectual property arrangements. There can be no assurance that the protection provided by patents, if issued, will be broad enough to prevent competitors from introducing similar products or that such patents, if challenged, will be upheld by the courts of any jurisdiction. Patent infringement litigation, either to enforce the Company's patents or defend the Company from infringement suits, would be expensive and, if it occurs, could divert Company resources from other planned uses. Any adverse outcome in such litigation could have a material adverse effect on the Company. Patent applications filed in foreign countries and patents in such countries are subject to laws and procedures that differ from those in the United States.

Patent protection in such countries may be different from patent protection under U.S. laws and may not be as favorable to the Company. The Company also attempts to protect its proprietary information through the use of confidentiality agreements and by limiting access to its facilities. There can be no assurance that the Company's program of patents, confidentiality agreements and restricted access to its facilities will be sufficient to protect the Company's proprietary technology.

         Ability to Manage Expanding Operations. The Company intends to pursue a strategy of rapid growth although there can be no assurance that any growth will be achieved. The Company plans to significantly expand its product lines and to devote substantial resources to support operations, research and development, marketing and administrative functions. There can be no assurance that the Company will obtain sufficient manufacturing capacity on favorable terms, arrange for the marketing and distribution of its products, attract qualified personnel or effectively manage expanded operations. The failure to properly manage growth could have a material adverse effect on the Company.

         Competition/Potential Inability to Compete. The Company is engaged in a highly competitive business and will compete directly with firms that have longer operating histories, more experience, substantially greater financial resources, greater size, more substantial research and development and marketing organizations, established distribution channels and that are better situated in the market than the Company. The Company's competitors and potential competitors include Baxter International, Inc., Becton Dickinson and Company, Devon
Industries, Inc., Johnson & Johnson Medical, Inc., Sage Products, Inc., Surgicutt, Inc., Miles, Inc., Diagnostic Corporation, Boehringer Mannheim, Inc., Sherwood Medical Company, Inc. and Terumo Medical Corporation. Such competitors may use their economic strength to influence the market to continue to buy their existing products. The Company does not have an established customer base and is likely to encounter a high degree of competition in developing a customer base. One or more of these competitors could use their resources to improve their current products or develop new products that may compete more effectively with the Company's products. New competitors may emerge and may develop products which compete with the Company's products. No assurance can be given that the Company will be successful in competing in this industry.

         Product Liability. The sale of medical devices entails an inherent risk of liability in the event of product failure or claim of harm caused by product operation. There can be no assurance that the Company will not be subject to such claims, that any claim will be successfully defended or, if the Company is found liable, that the claim will not exceed the limits of the Company's insurance. The Company's current insurance coverage is in the amount of $1 million per occurrence and $2 million in aggregate. There is no assurance that the Company will maintain product liability insurance on acceptable terms in the future or that such insurance will be available. Product liability claims could have a material adverse effect on the Company.

         Adverse Effect of Regulation Relating to Medical Products. Regulation is a significant factor in the development and marketing of the Company's products and in the Company's ongoing manufacturing and research and development activities. The process of obtaining required regulatory clearances or approvals can be time-consuming and expensive, and compliance with the FDA's Quality System Regulation ("QSR") regulations and other regulatory requirements can be burdensome. Moreover, there can be no assurance that required regulatory clearances will be obtained, and such clearances, if obtained, may impose significant limitations on the uses of the products in question. In addition, changes in existing regulations or guidelines or the adoption of new regulations or guidelines could make regulatory compliance by the Company more difficult or expensive in the future. An affiliate of the Company (see "--Joint Venture Risks") must also meet FDA requirements before marketing products using its filmless digitized imaging technology. The failure to comply in all material respects with applicable regulations could result in fines, delays or suspensions of clearances, seizures or recalls of products, operating restrictions and criminal prosecutions, and would have a material adverse effect on the Company.

         Future regulations may be imposed which might have a material adverse effect on the Company and/or one or more of its products. Furthermore, since the FDA continually regulates and inspects medical devices and their manufacture, any actual or potential product failure could result in the imposition of administrative and/or judicial sanctions, including product recall, which might have a material adverse effect on the Company.

         The Company's Safety Cradle(R) sharps containers are subject to the general controls of the FD&C Act and the additional controls applicable to Class II devices. The Company has received a clearance on a 510(k) Notification for its sharps containers which includes all areas of use for the Safety Cradle(R) sharps container. The Company has received FDA clearance on a 510(k) notification on a phlebotomy device.

         OSHA also requires, in part, that sharps containers be closable, disposable, puncture-resistant, leak proof on the sides and bottom and appropriately labeled. The Company's Safety Cradle(R) sharps containers are in compliance with present OSHA regulations. Future regulations, however, may be imposed which could have a material adverse effect on the Company.

         The Company's ExtreSafe(R) Lancet Strip is a Class I Tier I device. The ExtreSafe(R) Lancet Strip is exempt from pre-market notification requirements. The Company must adhere to QSR regulations, however, in connection with its manufacture of the ExtreSafe(R) Lancet Strip.

         The Company's follow-on products (i.e., other products based on its ExtreSafe(R) medical needle withdrawal technology, intravenous flow gauge and blood collection device) are still in the development stage. In March 1995, the FDA issued a draft guidance document on 510(k) Notifications for medical devices with sharps injury prevention features, a category that would cover most of the Company's ExtreSafe(R) technology products. The draft guidance provisionally placed this category of products into Class II Tier 3 for purposes of 510(k) review, meaning that such products will be subject to the FDA's most comprehensive and rigorous review for 510(k) products. The draft guidance also states that in most cases, the FDA will accept, in support of a 510(k) Notification, data from tests involving simulated use of such a product by health care professionals, although in some cases the agency might require actual clinical data.

         The Company expects its other follow-on products (i.e., intravenous flow gauge and blood collection device) to be categorized as Class II devices. The Company also expects that these follow-on products will not require pre-market approval applications but will be eligible for marketing clearance through the 510(k) Notification procedure based upon their substantial equivalence to previously marketed devices.

         In March 1995, the FDA issued a draft guidance document on 510(k) notifications for medical devices with sharps injury prevention features, a category that would cover the Company's follow-on products. The draft guidance provisionally placed this category of products into Class II Tier 3 for purposes of 510(k) review, meaning that such products will be subject to the FDA's most comprehensive and rigorous review for 510(k) products. However, review under this classification is expedited. The draft guidance also states that in most cases, FDA will accept, in support of a 510(k) notification, data from tests involving simulated use of such a product by healthcare professionals, although in some cases that agency might require actual clinical data.

         If any of the Company's follow-on products do not qualify for the 510(k) procedure (either because it is not substantially equivalent to a legally marketed device or because it is a Class III device), the FDA must approve a pre-market approval ("PMA") application before marketing of such product can begin. PMA applications must demonstrate, among other things, that the medical device is safe and effective. A PMA application is typically a complex submission, usually including the results of clinical studies, and preparing an application is a detailed, time-consuming and expensive process. Once a PMA application has been submitted, the FDA's review may be lengthy and may include requests for additional data. By statute and regulation, the FDA may take 180 days to review a PMA application, although such time may be extended. Furthermore, there can be no assurance that a PMA application will be reviewed within 180 days or that a PMA application will be approved by the FDA.

         Distribution of the Company's products in countries other than the United States is subject to regulation in those countries. There can be no assurance that the Company will obtain the approvals necessary to market any of its products outside the United States.

         Uncertainty in the Health Care Industry. The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care facilities. During the past several years, the health care industry has been subject to increased government regulation of reimbursement rates and capital expenditures. Among other things, third-party payors are increasingly attempting to contain health care costs by limiting both coverage and reimbursement levels for health care products and procedures. Because prices of the Company's products may exceed the price of conventional products, the cost control policies of third-party payors, including government agencies, may adversely affect use of the Company's products. The Company believes that the costs associated with accidental needlesticks, however, exceed the procurement costs of safety products such as those of the Company.

         There are numerous proposals to reform the U.S. health care system and the health care systems of various states. Many of these proposals seek to increase government involvement in health care, lower reimbursement rates, contain costs and otherwise change the operating environment for the Company's prospective customers. Health care providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments in new technology and new products, including those of the Company. The Company cannot predict what impact, if any, such proposals or health care reforms might have on the Company's financial condition and results of operations.


         Management/Dependence on Key Personnel/Board of Directors. The success of the Company depends upon the skills, experience and efforts of its management and other key personnel. Should the services of one or more members of its present management or other key personnel become unavailable to the Company for any reason, the business of the Company could be adversely affected. There is no assurance that the Company will be able to retain existing employees or attract new employees of the caliber needed to achieve the Company's objectives. The Company has noncompetition agreements in place with its key personnel. The Board of Directors currently consists of five members, three of whom are employed by the Company.


         Market Volatility. Market prices of securities of medical technology companies are highly volatile from time to time. The trading price of the Company's securities may be significantly affected by factors such as the announcement of new product or technical innovations by the Company or its competitors, proposed changes in the regulatory environment, or by other factors that may or may not relate directly to the Company. Sales of substantial amounts of Common Stock (including stock which may be issued upon exercise of warrants or stock options), or the perception that such sales may occur, could adversely affect the trading price of the Common Stock.

         Potential Negative Impact of Earn-Out Shares. In 1995, the Company entered into an agreement with a former Director, the President and a Vice President of the Company, whereby these three individuals have the opportunity to receive up to an aggregate of 2,000,000 additional shares of common stock. These individuals have the right to divide the earn-out shares among themselves or their assigns, if earned, based on performance, contributions to the Company and/or other factors relating to the business success of the Company. The Company expects that the issuance of earn-out shares will be deemed to be the payment of compensation to the recipients and will result in a charge to the earnings of the Company in the year the earn-out shares are earned, in an amount equal to the fair market value of the earn-out shares. This charge to earnings could have a substantial negative impact on the earnings of the Company in the year or years in which the compensation expense is recognized.

         The Company has agreed to file a registration statement under the Securities Act with respect to the earn-out shares, if and when issued. The issuance of the earn-out shares, or the perception that the issuance of such stock may occur, could adversely affect prevailing market prices for the Common Stock. The issuance of the earn-out shares could have a material adverse effect on the Company's results of operations for any period in which such shares are issued. As a result, the Board of Directors is working with a consulting firm to discuss equitable modifications to the earn-out program to address this matter and expect to make changes with respect thereto.

         No Assurance of Dividends. The Company has never paid dividends on its Common Stock. The payment of dividends, if any, on the Common Stock in the future is at the discretion of the Board and will depend upon the Company's earnings, if any, capital requirements, financial condition and other relevant factors. The Board of Directors does not intend to declare any dividends on the Common Stock in the foreseeable future.

         Limitations on Director Liability. The Company's Certificate of Incorporation provides, as permitted by Delaware law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any action or failure to take any action, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. In addition, the Company has agreed and its Certificate of Incorporation and Bylaws provide, for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law and it has entered into contracts with its directors and officers providing for such indemnification. The Company and it directors and officers are also covered by liability insurance coverage.

         Illiquidity/Possible Delisting of Securities from Nasdaq System. The Company's common stock is currently traded on the Nasdaq Small-Cap Market System. In order to continue to qualify its stock for quotation on the Nasdaq Small-Cap Market under recently adopted rules, a company must have, among other things, $2 million in net tangible assets, a market capitalization of $35 million or annual net income of $500,000. The Company is also required to have a minimum of two independent directors and an audit committee, a majority of which are independent directors, and a minimum bid price of at least $1. The Company believes it is currently in compliance with Nasdaq Small-Cap Market listing requirements. There is no assurance that the Company will continue to qualify for listing.

         From time to time the Company has failed to meet the Nasdaq Small-Cap Market listing requirements. If the Company was to fall out of compliance with such requirements it could be delisted. In the event of delisting, trading, if any, in the Company's securities would be expected to be conducted in the over-the-counter market in what is commonly referred to as the "pink sheets" or the "Electronic Bulletin Board." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of the Company's securities. The loss of continued price quotations as provided by the Nasdaq System could also cause a decline in the price of the Common Stock, a loss of news coverage of the Company and difficulty in obtaining subsequent financing.

         No Control Over Market Making. Market making involves the buying or selling of securities for others or for one's own account to facilitate and attempt to profit from market activity in a particular security. Market making does not in and of itself support or restrict the price of the security. No person or broker-dealer is under any obligation to make a market in the Company's Common Stock and any person or broker-dealer making a market in the Common Stock may discontinue market making activities at any time without notice. There can be no assurance that an active trading market for the Common Stock will exist at any time in the future.

         Anti-Takeover Provisions of Certificate and Bylaws. The Certificate of Incorporation of the Company provides for the division of the Board into three classes substantially equal in number. At each annual meeting of stockholders one class of directors is to be elected for a three-year term. Amendments to this provision must be approved by a two-thirds vote of all the outstanding stock entitled to vote; the number of directors may be changed by a majority of the entire Board or by a two-thirds vote of the outstanding stock entitled to vote. Meetings of stockholders may be called only by the Board, the Chief Executive Officer or the President of the Company, and stockholder action may not be taken by written consent. These provisions could have the effect of (i) discouraging attempts at non-negotiated takeovers of the Company which may provide for stockholders to receive a premium price for their stock or (ii) delaying or preventing a change of control of the Company which some stockholders may believe is in their interest.

         Effect of the Issuance of Preferred Stock. The Company has an authorized class of preferred stock, shares of which may be issued with the approval of its Board on such terms and with such rights, preferences and designations as the Board may determine. Issuance of additional series of preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law, among other things, may restrict the ability of stockholders to effect a merger or business combination or obtain control of the Company and may be considered disadvantageous by some stockholders. Management of the Company presently does not intend to issue any shares of preferred stock. Preferred stock may, however, be issued at some future date which stock might have substantially more than one vote per share or other provisions designed to deter a change in control of the Company. The issuance of such stock to a limited group of management stockholders may vest in such persons absolute voting control of the Company, including, among other things, the ability to elect all of the directors, control certain matters submitted to a vote of stockholders and prevent any change in management despite their performance. Also, preferred stock may have the right to vote upon certain matters as a separate class.

         Current Litigation. In April 1997, the Company entered into an agreement with Leerink Swann & Company ("Leerink"), whereby Leerink agreed to assist the Company in raising funds in a private placement of equity securities. Sufficient funding was deposited into escrow to hold an initial closing, but the closing did not occur. Leerink alleges that the Company refused to close on the placement. The Company alleges that the closing did not occur because Leerink, as a condition precedent to closing, made certain pre-closing demands that went beyond the terms of the agreement and which demands Company management believes were not in the best interests of the Company or its stockholders. In August 1997, Leerink filed suit in the United States District Court for the District of Massachusetts alleging breach of contract and violation of M.G.L. c.93A, ss.11. Leerink is seeking compensatory damages exceeding $230,000, 113,251 warrants to purchase 113,251 shares of the Company's Common Stock, treble damages and reasonable attorneys' fees and costs. In October 1997, the Company filed a counterclaim alleging breach of contract and violation of M.G.L. c.93A, ss.11. The Company is seeking in excess of $60,000 in money damages, treble damages, reasonable attorneys' fees and costs.

         The Company believes that Leerink's claims are without merit and that the Company will ultimately prevail. The litigation is in the early stages, is subject to all of the risks and uncertainties of litigation and the outcome cannot presently be predicted. Specifically, there is no assurance that the Company will be successful in this lawsuit or that the lawsuit will be resolved on acceptable terms, and the Company may incur significant costs in asserting its claims and defenses.

         Joint Venture Risks. On the date hereof, Specialized Health Products, Inc. ("SHP"), a wholly owned subsidiary of the Company, and Zerbec, Inc. ("Zerbec") are equal owners of Quantum Imaging Corporation ("QIC"). SHP has an obligation to provide QIC with $10,000 per month to finance QIC. In addition, if QIC has not received $3 million in funding prior by September 30, 1998, then Zerbec has an option to acquire two-thirds of SHP's current fifty percent (50%) interest in QIC for one dollar (the "QIC Option"). QIC estimates that between $3,000,000 and $6,000,000 in new funding will be required by QIC for it to achieve its objectives. There is no assurance that QIC will receive the needed funding, that such funding, if available, will be on terms that are favorable to QIC, or that the QIC Option will not be exercised.

         Future Results. When used in this Form S-3 or other filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized officer of the Company's executive officers, the words or phrases "would be", "will allow", "intends to", "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

         The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and advises readers that forward-looking statements involve various risks and uncertainties, including but not limited to risk of product demand, market acceptance, economic conditions, competitive products and pricing, difficulties in product development, commercialization, and technology, and other risks. Furthermore, manufacturing delays may result from additional mold redesigns or delays may result from the failure to timely obtain FDA approval to sell future products. In addition, sales through distributors and/or licensees may not commence as anticipated due to delays by distributors and/or licensees or otherwise. If and when such sales commence, the sales may not be as substantial as anticipated. As a result, the Company's actual results for future periods could differ materially from those anticipated or projected.

         The  Company  does  not  undertake,   and  specifically  disclaims  any
obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statement.

                                 USE OF PROCEEDS

         The Company will receive no proceeds from the sale of the Securities by the Selling Securityholders hereunder, but the Company has agreed to bear certain expenses of registration of such Securities under federal and state securities laws. The Company will receive proceeds when and if the Warrants are exercised.

                           DESCRIPTION OF COMMON STOCK

         The Company is authorized to issue up to 50,000,000 shares of Common Stock, $.02 par value. All such shares have equal voting rights and are fully paid and non-assessable. Voting rights with respect to the Common Stock are not cumulative. Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities and after the satisfaction of all claims by the holders of preferred stock, if any, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company out of funds legally available therefor after payment of any dividends to the holders of the Company's preferred stock.

                      PRINCIPAL AND SELLING SECURITYHOLDERS

Principal Securityholders

         The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Company as of April 13, 1998, for: (i) each person who is known by the Company to beneficially own more than five percent of the Company's common stock, (ii) each of the Company's directors, (iii) each of the Company's Named Executive Officers (defined below), and (iv) all directors and executive officers as a group. As of April 13, 1998, the Company had 12,271,440 shares of common stock outstanding.


   Name and Address        Shares Beneficially       Percentage of
of Beneficial Owner(1)           Owned(2)              Total (2)                   Position
----------------------           --------              ---------                   --------

David A. Robinson(3)               641,925                 5%             President, CEO, Chairman of
                                                                             the Board and Director

Bradley C. Robinson(4)             639,541                 5%             Vice President - Business
                                                                             Development and Director

Dr. Gale H. Thorne(5)              381,655                 3%             Vice President - Product
                                                                             Development and Director

David T. Rovee                          --                 --             Director

Robert R. Walker(6)                113,000                 1%             Director


Executive Officers and           1,776,121                14%
Directors as a Group (five
persons)

Capital Growth                     938,040                 7%
International, LLC(7)
11601 Wilshire Boulevard,
Suite 500
Los Angeles, CA 90025

                                       12

John T. Clarke                     659,806                 7%
Thatchetts
Camp Road
Gerrards Cross
Buckinghamshire,
England

Johnson & Johnson                1,000,000                 8%
Development Corporation(9)
One Johnson & Johnson
Plaza, New Brunswick, NJ
08933


Asdale Ltd.                        750,000                 6%
44 Lowndes Street
London, England (10)

--------------

(1) Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the Company.
(2) Beneficial ownership is determined in accordance with SEC rules and generally includes holding voting and investment power with respect to the securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person.
(3) Includes 417,719 shares and stock options to purchase 212,500 shares. Also includes 11,706 shares purchased through the Company's 401(k) plan. Does not include the earn-out shares.
(4) Includes 330,219 shares and stock options to purchase 300,000 shares. Also includes 9,322 shares purchased through the Company's 401(k) plan. Does not include the earn-out shares.
(5) Includes 18,000 shares, stock options to purchase 115,000 shares, Series A Warrants to purchase 15,000 shares and SHPI Warrants to purchase 200,000 shares. Also includes 25,000 shares that Dr. Thorne is deemed to beneficially own through a trust and 8,655 shares purchased through the Company's 401(k) plan.
(6) Includes stock options to purchase 50,000 shares. Also includes 63,000 shares that Mr. Walker is deemed to beneficially own through a trust.
(7) Includes Series B Warrants to purchase 918,040 shares and stock options to purchase 20,000 shares.
(8) Includes 115,000 shares, stock options to purchase 300,000 shares and Series A Warrants to purchase 3,000 shares. Also includes 18,000 shares that Mr. Clarke is deemed to beneficially own as a result of their being owned by a controlled entity, 165,965 shares, 18,000 Series A Warrants and 21,841 Series B Warrants owned by his spouse, and 18,000 shares owned by a minor child, which he is deemed to beneficially own. Does not include the earn-out shares.
(9) Includes 1,000,000 shares. Does not include 1,000,000 Series D Warrants that are not exercisable until October 1, 1998.

(10) Includes 750,000 shares. Does not include 750,000 Series D Warrants that are not exercisable until October 1, 1998.


         The Company is not aware of any arrangements, the operation of which may, at a subsequent date, result in a change in control of the Company.

Selling Securityholders

         The following table provides the names of and number of shares of Common Stock offered for sale by each Selling Securityholder. The Selling Securityholders may sell all, some or none of their shares of Common Stock. The following entries to the table represent, respectively, the total number of shares which each stockholder may sell pursuant to the registration statement. Assuming that all of the stock offered hereby and in the Company's other effective S-3 registration statement is sold, no Selling Securityholder would own more than 1% of the outstanding common stock of the Company. See also "Principal Securityholders."

         The shares of Common Stock offered by this Prospectus may be offered from time to time by the Selling Securityholders named below. Unless otherwise noted, no Selling Securityholder is an executive officer of the Company.

                                                                                                           Stock Underlying
                                                                 Percentage of                            Warrants and Stock
                                          Stock Owned as of    Common Stock Owned      Stock Offered       Options Offered
                Name(1)                   April 13, 1998(2)    Before Offering(2)         Hereby                Hereby
                -------                   -----------------    -------------------        ------                ------
Amalie AS                                        50,000                   *                 50,000                50,000
Asdale Ltd.                                     750,000                  6%                750,000               750,000
Bank Hofmann AG                                  66,688                   *                 66,688               100,063
Banyan Investment Company                       125,000                  1%                 41,667               125,000
Roy Barrus(3)                                        --                   *                     --                10,000
Boyd Financial Corp.                            140,829                  1%                 16,667                50,000
Byte Consult AS                                  50,000                   *                 50,000                50,000
Caesar Invest AS                                 50,000                   *                 50,000                50,000
Capital Group AS                                100,000                   *                100,000               100,000
DS Holding AS                                    75,000                   *                 75,000                75,000
Alan & Susan Field                               46,890                   *                  8,130                24,390
Francois Gaille                                  50,000                   *                 50,000                50,000
John & Karen Freed                               18,000                   *                  6,000                18,000
Paul Freed                                        9,000                   *                  3,000                 9,000
Robert E. Freed Family Trust                     18,000                   *                  6,000                18,000
Genevalor Trusteeship & Mgmt.                   303,904                  3%                 25,000                75,000
Grange Nominees Lmt.                            150,000                  1%                150,000               150,000
Julian Hill                                      21,600                   *                  6,000                18,000
Johnson & Johnson Development Corp.           1,000,000                  8%              1,000,000             1,000,000
J.K. Lewinsohn                                  130,048                   *                 25,000                75,000
Max Lewinsohn                                   141,333                  1%                100,000                    --
Atle Lygren                                      25,000                   *                 25,000                25,000
Metropolitan Finance Limited                     53,000                   *                 18,000                54,000
Naess Investments Limited                        50,000                   *                 16,667                50,000
Gisela Oswald                                    19,575                   *                  6,525                19,575
Mark Peterson                                   100,000                   *                     --               175,000
Marguerite Piret                                260,000                  2%                 10,000                10,000
Procedo Capital Corp.                           135,000                  1%                295,000               385,000
Charles D. Roe                                       --                   *                     --                50,000
Brian Roth                                       53,663                   *                  3,788                11,363
Brian & Susan Roth                               68,260                   *                  8,670                26,010
Brian Roth in Trust 1 FBO Laura Jane Roth        13,693                   *                  1,898                 5,693
Brian Roth in Trust 1 FBO Lucie Claire
   Jane Roth                                     13,693                   *                  1,898                 5,693
Solheim Industrier AS                            25,000                   *                 25,000                25,000
Gale H. Thorne, Jr.(3)                            5,900                   *                     --               250,000
Gale H. Thorne, Sr.(3)                           51,655                   *                     --               200,000
Bruce W. Thorne                                     900                   *                     --                10,000
Craig N. Thorne                                     900                   *                     --                10,000
David L. Thorne(3)                                5,900                   *                     --               300,000
Kendall P. Thorne                                   900                   *                     --                10,000
Michael L. Thorne                                   900                   *                     --                10,000
Steven D. Thorne                                    900                   *                     --                10,000
                                         -------------------- --------------------- -------------------- ---------------------
Totals                                        4,181,131                                  2,991,598             4,439,787

* Less than 1% (rounded to the nearest percentage)
---------------
(1) For purposes of this table, ownership with respect to a Securityholder does not include shares of Common Stock beneficially owned but held by other persons shown in this table.
(2)  Does not include Common Stock subject to option or warrants.
(3) Indicates employee or director of the Company or of SHP during the past three years.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock offered hereby may be sold from time to time by the Selling Securityholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the Over-the-Counter market or on Nasdaq on terms to be determined at the time of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, the Selling Securityholders may from time to time offer shares of Common Stock offered hereby to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of normal brokerage commissions, may be paid by the Selling Securityholders and/or purchasers of the shares of Common Stock offered hereby for whom such underwriters, dealers or agents may act. The Selling Securityholders and any dealers or agents that participate in the distribution of the shares of Common Stock offered hereby may be deemed to be "underwriters" as defined in the Securities Act and any profit on the sale of such shares of Common Stock offered hereunder by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Securityholders from sales of the Securities offered by the Selling Securityholders hereby will be the purchase price of the Securities less any broker's commissions.

         The Common Stock issuable upon exercise of the Warrants and Stock Options and offered hereby will be issued by the Company to holders of Warrants and Stock Options from time to time pursuant to exercise of such Warrants and Stock Options in accordance with the terms thereof.

         The Company anticipates keeping this Registration Statement current until all of the Securities are sold or effectively become freely tradable. The Company may from time to time notify the Selling Securityholders that the Registration Statement is not current and that as sales of the Securities may not occur until the Prospectus is supplemented by sticker or amendment, as is appropriate.

         To the extent required, the specific Securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

         The Securities offered hereby may be sold from time to time in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of such sale or at negotiated prices.

         In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain cases Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution. In addition, without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Securities by Selling Securityholders.

         The Company has agreed to indemnify certain Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

=========================================    ===================================

    No dealer, sales representative,
or any other person has been
authorized to give any information or
to make any representations in                  7,431,385 Shares of Common Stock
connection with this offering other
than those contained in this
Prospectus, and if given or made, such
information or representation must not
be relied upon as having been
authorized by the Company or any of                   SPECIALIZED HEALTH
the Selling Securityholders. This                PRODUCTS INTERNATIONAL, INC.
Prospectus does not constitute an
offer to sell or a solicitation of an
offer to buy any securities other than
the securities to which it relates;
not does it constitute an offer to
sell, or a solicitation of an offer to
buy, any of the securities covered by
this Prospectus by the Company or any
of the Selling Securityholders in any
state to any person to whom it is
unlawful for the Company of the
Selling Securityholders to make such
offer or solicitation. Neither the
delivery of this Prospectus nor any
sale made hereunder shall, under any
circumstances, create an implication
that there has been no change in the
affairs of the Company or that
information contained herein is
correct as of any time subsequent to
the date hereof.

        ----------------------

           TABLE OF CONTENTS
                                                            ----------
                                      Page                  PROSPECTUS
                                                            ----------
Available Information                   2
Incorporation of Certain Documents
 by Reference                           2
Prospectus Summary                      3
The Company                             3
The Offering                            3
Summary Selected Financial Data         4
Risk Factors                            5
Use of Proceeds                        11
Description of Common Stock            12
Principal and Selling Securityholders  12
Plan of Distribution                   15

        ----------------------

                                                       -------------------
                                                          April 20, 1998

=========================================    ===================================

=========================================    ===================================

Item 14.  Other Expenses of Issuance and Distribution.

         Set forth below is an estimate of the fees and expenses payable by the Company in connection with the issuance and distribution of the shares of Common
Stock:

      Securities and Exchange Commission registration fee..........  $3,517
      NASDAQ listing fee...........................................      --
      Blue Sky fees and expenses...................................      --
      Printing expenses............................................   1,000
      Legal fees and expenses......................................   7,500
      Accounting fees and expenses.................................   5,100
      Transfer Agent fees..........................................   1,000
      Miscellaneous................................................   2,000
                                                                   ========
          Total.................................................... $20,117
                                                                   ========
     ---------------

The Selling Securityholders will pay all applicable stock transfer taxes, transfer fees and related fees and expenses.

Item 15. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law (the "DGCL") permits the Company to indemnify its directors, officers, employees and agents, subject to certain conditions and limitations. Article Ninth of the Company's Restated Certificate of Incorporation states:

         To the fullest extent permitted by the laws of the State of Delaware now or hereafter in force, no director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article NINTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The provisions of this Article NINTH shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article NINTH.

         Article XI of the Company's Bylaws requires the Company to indemnify officers, employees and agents (collectively "Agents") to the full extent permitted by the DGCL. The Company has also entered into Indemnity Agreements with its officers pursuant to which the Company has agreed to indemnify them. The Indemnity Agreements require payment of any amount which an indemnitee is legally obligated to pay because of claims relating to his or her service as an officer, although in many circumstances such indemnification would be discretionary. The Indemnity Agreements also provide that the Company will have the burden of proving that the applicable standard of conduct has not been met. However, Company is not obligated to make any payment prohibited by law or to pay where payment is made to an indemnitee under an insurance policy or otherwise.

         The Company's Bylaws, together with the Indemnity Agreements, expand the Company's indemnity obligations to the full extent permitted by law. While Delaware law contemplates some expansion of indemnification beyond what is specifically authorized by the DGCL, the courts have not yet established the boundaries of permissible indemnification.

         The Company and its directors and officers are also covered by liability insurance coverage.

Item 16. Exhibits.

     (a) Exhibits.

         The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement.

    Exhibit No.                   Description                               Page

      4.1 Form of Series D Warrant (Incorporated by reference to Exhibit 4.3 of the Company's Annual Report on Form 10-K, dated December 31, 1997.)

      4.2 Form of SHPI Warrant Certificate (Incorporated by reference to Exhibit 4.4 of the Company's Annual Report on Form 10-K, dated December 31, 1997.)

      5.1          Opinion of Blackburn & Stoll, LC

      23.1         Consent of Arthur Andersen LLP, Independent
                   Public Accountants

      23.2         Consent of KPMG Peat Marwick LLP, Independent
                   Certified Public Accountants

      23.3         Consent of Blackburn & Stoll, LC (included in
                   Exhibit 5.1 hereto)

      24.1         Powers of Attorney (included in Part II of this
                   Registration Statement)
 ---------------

         (b)      Financial Statement Schedules.

                  None.


     Item 17. Undertakings.

   (a)  The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i)   To  include  any  prospectus  required  by  section  10(a)(3)   of  the
         Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by ss.210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or ss.210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bountiful, State of Utah, on April 20, 1998.

                             SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.:



                             By /s/ David A. Robinson
                                -----------------------------------------------
                                David A. Robinson, President, Chief Executive Officer and Director

         We the undersigned, directors and officers of Specialized Health Products International, Inc. (the "Company"), do hereby severally constitute and appoint David A. Robinson and Bradley C. Robinson, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and all amendments or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys and agents, and each or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

            Signature                Title                             Date


/s/ Bradley C. Robinson      Director and Vice President          April 20, 1998
-----------------------
Bradley C. Robinson


/s/ Charles D. Roe           Vice President, Chief Financial      April 20, 1998
-----------------------      Officer, Treasurer and  Secretary
Charles D. Roe               (Principal Financial and Accounting
                             Officer)


/s/ Gale H. Thorne           Director and Vice President          April 20, 1998
-----------------------
Gale H. Thorne


/s/ Robert R. Walker         Director                             April 20, 1998
-----------------------
Robert R. Walker